AL TAMINI
                                    & COMPANY

                         Advocates & Legal Consultants

Tel: (9712) 744535
Fax: (9712) 768762

10 October, 2005

Andrey Kharlanov
General Manager
City Mix LLC

Dear Andrey,
                          Shareholding in City Mix LLC

Further to your request for our opinion on the above subject, this is to advise you as follows:

Issue

We understand your query relates to the issue where if a limited liability company is established in the UAE, what are the legal rights of its shareholders with regard to its assets.

Legal Rights

It is a legal requirement under the UAE Commercial Companies Law that any limited liability established with a non-resident person or entity, must have a local partner holding not less than 51% of the share capital of the company. It is a general practice that the foreign shareholder usually contributes 100% of the capital of the company and manages 100% assets and business of the company through a Side or Management and can for this purpose control the appointment of the company's board which can assume full authority required to run the business of the company as per article (103) of the Commercial Companies Law No (8) of 1984. If the company appointed a general manager, then such general manager shall have absolute powers as per article. (237) of the Commercial Companies Law No (8) of 1984, to run the business of the company. The local partner, in such instances, has no participation in management and control of the company.

I should also be noted that it is common practice that the foreign investor obtains a power of attorney for his benefit and interest from the local partner authorizing the foreign investor to exercise all powers attached to the 51% shareholding of the local partner, which power the attorney could not be revoked without the consent of the foreign investor as per article (955) of the Civil Code. The law provides that what matters between the partners when the business is sold or dissolved is the actual status and the real agreement. Therefore, if the foreign investor 100% of the company or any contributions, he will be entitled to his actual contribution and not to his 49% share.

Legal sources

Some of the legal provisions which cover the above are as follows:

1. Article (103). Article (237) of the UAE Commercial Companies Law being Federal Law No 8 of 1984
2.   Article (955) of the UAE Civil Transactions Law
3.   Article (274) of the Civil Code
4.   The Supreme Court Ruling No. 500/2001


          Please visit our website on the internet at www.tumini.com

Andrey Kharlanov
10 October, 2005
Page 2


Accordingly, it is our conclusion that in case of a sale or dissolution of a limited liability company the real deal between the parties will govern the relationship between the parties and if the company is sold or dissolved, the parties will be restituted to their initial position and accordingly each shall receive his actual contribution.

Yours sincerely,



/s/ El Ameir Mohd. Noor
-----------------------
 El  Ameir  Mohd. Noor